SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 30, 2007

Franklin Electric Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Indiana	0-362	35-0827455
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
400 East Spring Street Bluffton, Indiana		46714
(Address of Principal Executive Offices)		(Zip Code)
(260) 824-2900
(Registrant’s Telephone Number, Including Area Code)

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2007, Franklin Electric Co., Inc. (the “Company”) issued and sold $110 million aggregate principal amount of 5.79% Series B-1 Notes due 2019. The Series B-1 Notes bear interest at 5.79% per annum. Interest is payable quarterly in arrears commencing on July 30, 2007. Principal installments of $22 million are payable commencing on April 30, 2015 and continuing to and including April 30, 2018, with any unpaid balance due at maturity.

The Series B-1 Notes were issued and sold under the Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 9, 2004 (the “Agreement”) by and among the Company, Prudential Investment Management, Inc. (“Prudential”), and the purchasers named therein, as amended by the Amendment and PruShelf Renewal and Extension dated as of April 9, 2007 (the “Amendment”). The Amendment, among other things, (i) increased the facility amount to $175 million from $110 million, (ii) extended the issuance period to April 9, 2010, subject to earlier termination upon prior written notice by either the Company or Prudential, (iii) provided for a revised leverage fee payable to the holders of notes for a fiscal quarter during which the Company’s ratio of consolidated total debt as of the end of such fiscal quarter to EBITDA for the period of four fiscal quarters then ended is equal to or greater than 2 to 1, and (iv) provided for the Company’s bring-down of its representations and warranties under the Agreement, and confirmed that, except as amended by the Amendment, the Agreement remains in full force and effect.

A copy of the Amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

(a) At the Company’s annual meeting of shareholders held on April 27, 2007, the shareholders approved an amendment to Article VI of the Company’s Restated Articles of Incorporation to increase the number of shares of authorized common stock by 20,000,000 shares from 45,000,000 to 65,000,000 shares. The amendment to the Company’s Restated Articles of Incorporation became effective upon filing with the Secretary of State of Indiana on May 3, 2007.

A copy of the full text of the Company’s Restated Articles of Incorporation (including the amendment to Article VI) is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1 Restated Articles of Incorporation

10.1 Amendment and PruShelf Renewal and Extension

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN ELETRIC CO., INC. (Registrant)
Date: May 3, 2007	By: /s/ THOMAS J. STRUPP Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

CH2\ 1835144.2